Exhibit 99.1

FOR IMMEDIATE RELEASE	COMPANY	Timothy C. Delmore
	CONTACT:	Chief Financial Officer
218/681-9868

	CONTACT:	Shawn Brumbaugh/Brooks West
Padilla Speer Beardsley Inc.
612/455-1700

ARCTIC CAT REPORTS 2005 THIRD-QUARTER RESULTS

Earnings per share of $0.28 exceed expectations for the quarter;

Sales in-line with company’s guidance;

Company reiterates outlook for record full-year sales and increased earnings

THIEF RIVER FALLS, Minn., Jan. 20, 2005 – Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales of $188.9 million for the fiscal 2005 third quarter ended December 31, 2004, down 3 percent compared to net sales of $194.6 million in the prior-year period. Third-quarter net earnings were $5.8 million, or $0.28 per diluted share, versus net earnings of $9.7 million, or $0.46 per diluted share, in the same period last year. The quarter’s results reflect anticipated lower snowmobile sales and a less favorable Japanese foreign currency conversion.

Year-to-date, net sales grew 4 percent to $532.1 million compared to $509.5 million in the year-ago period. Net earnings totaled $25.6 million, or $1.22 per diluted share, versus $31.4 million, or $1.44 per diluted share, in the nine-month period last year.

“ATV sales continue to be our primary growth driver and we are successfully increasing our share of this market,” said Christopher A. Twomey, Arctic Cat’s chairman and chief executive officer. “During calendar year 2004, Arctic Cat’s sales growth again outpaced the industry as we have every year since entering the ATV market.”

Sales of all-terrain vehicles (ATVs) in the third quarter grew to $84.1 million, up from $67.1 million in the same period last year. The company’s year-to-date ATV sales rose to $223.9 million compared to $190.2 million last year. Production of the first Arctic Cat-designed and built ATV engine, the new 650 H1, is proceeding. The company is currently taking orders for the 650 H1 ATV model and expects to begin shipping this product in the fourth quarter ending March 31, 2005.

Continuing a planned reduction in its fiscal 2005 snowmobile production after several seasons of poor snow conditions, Arctic Cat’s snowmobile sales declined in the third quarter to $78.9 million versus $100.9 million in the prior-year quarter. Year-to-date snowmobile sales are on plan, totaling $241.6 million compared to $253.3 million during the same period last year. Arctic Cat has already unveiled its first 2006 model snowmobile, the Crossfire, a versatile hybrid machine designed for both mountain and trail riding.

Unseasonably warm weather through mid-December resulted in poor snow conditions in the East and Midwest, slowing industrywide retail snowmobile sales during the quarter. At the end of December and in early January, Arctic Cat’s retail activity began gaining momentum due to snow accumulations in late December and retail sales programs announced earlier in the month. As a result of slightly lower wholesale and lower carryover inventory, overall inventory at the dealer level is manageable at this time.

Parts, garments and accessories (PG&A) sales were $25.8 million versus $26.6 million in the prior-year third quarter. Year-to-date PG&A sales grew to $66.7 million compared to $66.0 million in the year-ago period. These sales have also been adversely affected by the unseasonably warm weather through mid-December, but are expected to recover now that the weather has normalized.

Arctic Cat repurchased 190,000 shares of its common stock in the fiscal third quarter and has approximately $11.6 million remaining on its current share repurchase authorization. At the end of the third quarter ended December 31, 2004, the company reported $84.2 million in cash and no long-term debt.

Company Reiterates Outlook for 2005 Fiscal-Year Growth

“We expect higher sales of ATVs in our fiscal fourth quarter than in previous fourth-quarter periods, leading to record full-year sales and higher earnings,” said Twomey.

Arctic Cat expects net sales for the fourth quarter ending March 31, 2005, to range between $155 million and $168 million, compared to $140.2 million for the same period last year. Net earnings for the quarter are estimated to be between $0.24 and $0.29 per diluted share versus a net loss of $0.05 per diluted share in the prior-year period.

For the fiscal year ending March 31, 2005, Arctic Cat anticipates that net sales will grow 5 percent to 8 percent and be in the range of $687 million to $700 million. Full-year diluted earnings per share are estimated to grow 4 percent to 8 percent and be in the range of $1.46 to $1.51.

Conference Call

Arctic Cat will host a conference call today to discuss the second-quarter results at 10:30 a.m. CT (11:30 a.m. ET). To access the replay, dial 800-405-2236 and enter conference call ID 11021926.. The audio replay will be available beginning at approximately noon CT on Thursday, January 20, until 6 p.m. CT on Thursday, January 27.

The conference call also will be Webcast. To access the live Webcast, go to the corporate portion of the company’s Web site at www.arcticcat.com, and click on the conference call icon.

About Arctic Cat

Arctic Cat Inc. designs, manufactures and markets world-class snowmobiles and all-terrain vehicles (ATVs) under the Arctic Cat® brand name, as well as related parts, garments and accessories.  Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence.

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Net Sales	$188,855	$194,618	$532,122	$509,457
Cost of Goods Sold	151,006	150,637	422,705	390,778
Gross Profit	37,849	43,981	109,417	118,679
Selling, General and Administrative Expenses	29,712	29,945	72,602	73,186
Operating Profit	8,137	14,036	36,815	45,493
Other Income
Interest Income	380	279	783	690
Earnings Before Income Taxes	8,517	14,315	37,598	46,183
Income Taxes	2,725	4,582	12,031	14,779
Net Earnings	$5,792	$9,733	$25,567	$31,404
Net Earnings Per Share
Basic	$0.28	$0.46	$1.24	$1.46
Diluted	$0.28	$0.46	$1.22	$1.44

Weighted Average Shares
Outstanding:
Basic	20,413	21,009	20,649	21,562
Diluted	20,679	21,316	20,928	21,855

	December 31,
	2004	2003
Selected Balance Sheet Data:
Cash and Short-term Investments	$84,244	$64,642
Accounts Receivable, net	42,215	43,066
Inventories, net	90,973	103,948
Total Assets	305,254	292,721
Current Liabilities	97,245	88,914
Long-term Debt	0	0
Shareholders’ Equity	190,828	190,674

	Three Months Ended December 31,			Nine Months Ended December 31,
	2004	2003	Change	2004	2003	Change
Product Line Sales:
Snowmobiles	$78,891	$100,865	-22%	$241,569	$253,293	-5%
All-terrain Vehicles	84,139	67,138	25%	223,869	190,184	18%
Parts, Garments & Accessories	25,825	26,615	-3%	66,684	65,980	1%
Total Sales	$188,855	$194,618	-3%	$532,122	$509,457	4%

# # #